Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
FIRST QUARTER FISCAL 2015 EARNINGS

First Quarter Fiscal 2015 Highlights
• Year-over-year EPS growth of 15 percent from continuing operations
• Record EPS from continuing operations of $3.32 (diluted)
• Record consolidated segment operating margin of 29.1 percent

PORTLAND, Oregon - July 24, 2014 - In the first quarter of fiscal 2015, Precision Castparts Corp. (NYSE:PCP) showed steady sales growth year over year in its key end markets and continued to strongly leverage increasing production volumes.

First Quarter Fiscal 2015 Financial Highlights

Precision Castparts Corp. (PCC) sales in the first quarter of fiscal 2015 were $2.53 billion, a 7 percent improvement over sales of $2.37 billion last year. Year over year, organic sales growth was approximately 4 percent, excluding the impact of metal/revert pricing. Consolidated segment operating income showed a 14 percent increase year over year, climbing to $736 million, or 29.1 percent of sales, versus $644 million, or 27.2 percent of sales, a year ago. Net income from continuing operations (attributable to PCC) in the first quarter rose to $484 million, compared to net income of $424 million in the first quarter of fiscal 2014. Earnings per share (EPS) from continuing operations (attributable to PCC) were $3.32 in the quarter (diluted, based on 145.9 million shares of stock outstanding), versus $2.88 (diluted, based on 147.1 million shares of stock outstanding) in the same period last year.

First quarter sales were also positively impacted by a full quarter of Permaswage and two months of Aerospace Dynamics International.

Including discontinued operations, total net income (attributable to PCC) for the first quarter of fiscal 2015 was $483 million, or $3.31 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products sales increased by 1 percent in the first quarter, growing to $625 million from last year's $616 million. In addition, contractual pass-through pricing accounted for a year-over-year sales decline of approximately $5 million. The segment’s operating income improved by 5 percent, climbing to $224 million, or 35.8 percent of sales this quarter, from $213 million, or 34.6 percent of sales in the same quarter last year. Year over year, continued strength in the large commercial aerospace market yielded an approximate 5 percent sales increase for the segment, offsetting continued weak demand in military and regional/business jet markets. Industrial gas turbine (IGT) sales, which grew approximately 5 percent year over year, benefited from solid upside in spares sales and upgrade programs, offsetting lower overall OEM turbine output. Investment Cast Products continued to deliver solid performance on all operating metrics and to extract added value across its operations.

Forged Products: Forged Products sales were $1,096 million in the first quarter, versus $1,065 million in the previous year, including a year-over-year decline in alloy and revert selling prices of approximately $50 million. The segment's operating income grew 15 percent, increasing to $308 million, or 28.1 percent of sales, from $267 million, or 25.1 percent of sales, last year. The segment saw an approximate 2 percent improvement in aerospace sales year over year, with higher regional/business jet sales and flat large commercial and military sales. In power markets, IGT sales grew by approximately 10 percent, despite lower OEM turbine production. In addition, interconnect pipe sales showed an approximate 50 percent increase year over year. Oil & gas shipments decreased by 9 percent in the first quarter of fiscal 2015, compared to a vigorous shipping profile a year ago. Forged Products continued to significantly improve its manufacturing performance during the quarter. Now into the second year of integration, TIMET further improved its performance on operational metrics and delivered greater value by accelerating vertical integration, increasing revert utilization, and driving higher throughput from market share gains over its assets. In addition, the segment’s base businesses demonstrated their ability to leverage increased volume effectively across their operations.

Airframe Products: Sales for the Airframe Products segment increased year over year by 18 percent, growing to $807 million in the first quarter compared to $686 million a year ago. Despite some margin dilution from new acquisitions, operating income improved by 18 percent to $242 million, or 30.0 percent of sales, versus $205 million, or 29.9 percent of sales, a year ago. Aerospace sales, which grew by approximately 22 percent year over year, still reflected a disconnect of one to one-and-a-half aircraft between 787 build rates and fastener shipments, which will align with current aircraft production over the coming months. During the quarter, the segment saw a significant boost in customer ordering patterns, with heightened demand for key components and more aggressive shipment schedules. Operationally, Airframe Products segment made further progress in improving its performance through continued solid leverage of increased volumes in its base businesses, while rapidly integrating its newer acquisitions to deliver operating margins closer to the segment average. In addition, the segment's operations are aggressively putting plans in place to meet these rising customer requirements.

“In the first quarter we saw both solid operating results and a significant shift in customer ordering dynamics in our major end markets,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Our order books began to fill in rapidly, and customer demand for accelerated delivery increased. As a result, we now have a clear line of sight to the steady growth we are anticipating in the second half of our fiscal year. Having already secured strong market shares, our operations are squarely faced with the welcome challenges of adjusting manpower levels, laying in materials, and planning production schedules to effectively meet the higher volume levels in the year ahead.

“Commercial aerospace activity is and will continue to be the single biggest driver of our growth in fiscal 2015,” Donegan said. “Across the Company, base aircraft production continues to be solid. Production of 787 components in the majority of our aerospace operations now supports the original goal of 10 aircraft per month, and we now have orders in hand that will close the gap completely. In addition, some Airframe Products’ customers significantly accelerated their ordering activity during the quarter. These higher volumes, along with further share gains, are driving the segment’s operations to take steps right now to be ready for the increased production that we can expect later this fiscal year. Also, our casting and forging businesses are supporting the rapid development of the next-generation engines for narrow-body aircraft. Our dollar content on these engines will create significant growth as the programs ramp in fiscal 2016 to fiscal 2018.

“We also saw solid upward shifts in orders from our customers in power markets,” Donegan said. “For several quarters now, our IGT sales have remained relatively flat even in the face of decreased OEM production activity, due to higher spares sales and our strong content on OEM upgrade programs. Based on increased order intake in the first quarter, we expect IGT growth to resume for the balance of this fiscal year and into fiscal 2016. In addition, continued expansion in interconnect pipe demand has enabled us to maintain a backlog of approximately one year, even with an increased shipping profile. In the oil & gas market, we are winning sizeable new orders that leverage our unique capabilities, and we anticipate that shipments will ramp up over the next twelve months and beyond.

“In the second quarter, we will be performing scheduled, annual maintenance on our large forging press complexes, as we have in past years,” Donegan said. “We are including TIMET assets in this process for the first time since we acquired the business. While this work is being performed, we will also be making major improvements to some of our critical assets, which are targeted at enhancing productivity and throughput in order to meet our customer's growing demand. In addition, many of our operations in Europe will shut down as usual for vacation over the course of the summer months. We have built adequate inventory to meet customer demand, but, similar to previous second quarters, the reduced throughput and the lost absorption will have a slight negative impact on both top- and bottom-line growth.

“Coming into the third and fourth quarters, we are looking forward to solid growth in all of our segments,” Donegan said. “Customer order dynamics underwent a significant shift this past quarter, and, with this transition, we face a strong production load ahead of us. All of our operations are gearing up for the challenges of the increased workload and are attacking them head on - meeting demanding customer schedules, continuing to improve their processes, and further leveraging increased throughput effectively. At the same time, we intend to put our strong cash flow to work on pursuing new opportunities that make sense over the long term, and that we anticipate will enable us to establish even higher levels of operational performance going forward.”
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://event.on24.com/r.htm?e=812391&s=1&k=BA8B1DFC7DC79FEAE136B9538E9ABC5C

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call:
http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (888) 293-6952, Access Code: 2935892. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 2935892.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; cybersecurity threats; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; implementation of new technologies and process improvements; and our ability to accelerate production levels to timely match order increases. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS
(Unaudited; in millions, except per share data)

	Three Months Ended
	June 29, 2014	June 30, 2013
Net sales	$2,528	$2,367
Costs and expenses:
Cost of goods sold	1,634	1,570
Selling and administrative expenses	158	153
Interest expense	17	20
Interest income	(1)	(1)
Total costs and expenses	1,808	1,742
Income before income tax expense and equity in earnings of unconsolidated affiliates	720	625
Income tax expense	(237)	(200)
Equity in earnings of unconsolidated affiliates	—	1
Net income from continuing operations	483	426
Net (loss) income from discontinued operations	(1)	12
Net income	482	438
Less: Net loss (income) attributable to noncontrolling interests	1	(2)
Net income attributable to Precision Castparts Corp. ("PCC")	$483	$436
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$3.34	$2.90
Net (loss) income per share from discontinued operations	(0.01)	0.08
Net income per share	$3.33	$2.98
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$3.32	$2.88
Net (loss) income per share from discontinued operations	(0.01)	0.08
Net income per share	$3.31	$2.96
Weighted average common shares outstanding:
Basic	144.9	146.2
Diluted	145.9	147.1
	Three Months Ended
	June 29, 2014	June 30, 2013
Sales by Segment
Investment Cast Products	$625	$616
Forged Products	1,096	1,065
Airframe Products	807	686
Total	$2,528	$2,367
Segment Operating Income (Loss)[1]
Investment Cast Products	$224	$213
Forged Products	308	267
Airframe Products	242	205
Corporate expense	(38)	(41)
Consolidated segment operating income	736	644
Interest expense	17	20
Interest income	(1)	(1)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$720	$625

[1] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	June 29, 2014	March 30, 2014
Cash and Debt Balances
Cash	$373	$361
Total Debt	$3,914	$3,572
Total PCC Shareholders' Equity	$11,789	$11,386
Total Debt, as % of Total Capitalization	24.9%	23.9%
Working Capital Items[1]
Receivables, Net	$1,656	$1,578
Inventories	3,599	3,438
Accounts Payable	978	1,047
Total	$4,277	$3,969

	Three Months Ended
	June 29, 2014	June 30, 2013
Selected Cash Flow Items[1]
Depreciation and Amortization	$79	$70
Capital Expenditures	$(76)	$(82)
Acquisitions of Businesses, Net of Cash Acquired	$(625)	$(2)

	Three Months Ended
	June 29, 2014	June 30, 2013
Sales by Market[1]
Aerospace	69%	68%
Power	18%	18%
General Industrial & Other	13%	14%

[1] Reported results exclude discontinued operations.